EXHIBIT 10.38

          AMENDED AND RESTATED STAY PUT BONUS AND EMPLOYMENT AGREEMENT


         This Stay Put Bonus and Employment Agreement (the "Agreement") is made and entered into as of February 1, 2003 (the "Effective Date"), by and between Chadmoore Wireless Group, Inc., a dissolved Colorado corporation (the "Company"), and Robert W. Moore, the Company's current Chief Executive Officer (the "Employee").

                                    RECITALS
                                    --------

         WHEREAS, the Company entered into an Agreement and Plan of Reorganization, dated August 21, 2000, as amended August 31, 2000, February 20, 2001, June 29, 2001, and November 16, 2001 (the "Asset Sale Agreement"), among Nextel Communications, Inc. ("Nextel"), Nextel Finance Company, a wholly owned subsidiary of Nextel, and the Company, under which Nextel Finance agreed to acquire substantially all of the Company's operating assets, together with limited liabilities, in exchange for shares of class A common stock of Nextel or cash (the "asset sale");

         WHEREAS, following the closing of the asset sale (the "Closing Date"), the Company dissolved and liquidated its assets pursuant to the Plan of Liquidation of Chadmoore Wireless Group, Inc. (the "Plan of Liquidation");

         WHEREAS, the Company recognizes that the Employee possesses an intimate and essential knowledge of the Company which is vital to the consummation of the asset sale as well as to the orderly dissolution and liquidation of the Company, the settlement of claims of creditors, the minimization of the Company's liabilities and the maximization of the distributions to shareholders pursuant to the Plan of Liquidation;

         WHEREAS, the Company had previously granted certain stay-put options to the Employee and also considered the granting of restricted stock to the Employee in order to incentivize the Employee to remain with the Company up to and following the closing of the asset sale, but because of a continuing decline in the market price of Nextel common stock and certain other technical and timing difficulties surrounding the exercise of the stay-put options or the restricted shares, it was apparent that the Employee would not fully realize the intended benefit of such stay-put options or restricted shares;

         WHEREAS, in order to achieve the intended motivational effects, the Board deemed it to be in the best interests of Chadmoore's shareholders to cancel the stay-put options and instead to grant to the Employee a stay-put cash payment, subject to forfeiture prior to the end of a period of six (6) months from the Closing Date;

         WHEREAS, in order to accomplish these goals, the Company and Employee entered into a Stay Put Bonus and Employment Agreement as of February 1, 2002 (the "Initial Agreement"), pursuant to which the Employee's Amended and Restated Employment Agreement was terminated in its entirety;

         WHEREAS, the Initial Agreement contemplated that most of the Employee's duties for the Company would be fulfilled on or before February 1, 2003;

         WHEREAS, the consideration received by the Company in the asset sale was cash, and because the resolution of the Company's outstanding liabilities has taken longer than was anticipated, the Company contemplates that it will need the Employee's services for longer than was expected at the time of the Initial Agreement;

         WHEREAS, the Company and the Employee desire to enter into this Agreement in order to establish the terms of the Employee's continued retention by the Company, to motivate and incentivize the Employee, to resolve certain issues regarding the previous grant of stay put options to the Employee and to encourage the Employee to continue his employment with the Company after the asset sale and dissolution, to memorialize the terms of the Employee's employment during the five-year liquidation period under Colorado law, and to amend and restate, in its entirety, the Initial Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    AGREEMENT
                                    ---------

         1. Waiver and Release. In consideration of the confirmation of the previous grant of the Stay Put Bonus as set forth in Section 2 hereof, the Employee hereby waives and voluntarily relinquishes and releases any and all claims against the Company with respect to the previous grant of stay-put options by the Company or the proposed grant of stay-put restricted shares by the Company.

         2. Stay Put Bonus. Promptly after the Closing Date, the Company deposited into an escrow account as a "stay put bonus" for the Employee the amount of $840,000 (the "Stay Put Bonus"). The Employee acknowledges that he received the Stay Put Bonus.

         3. Retention, Term, And Duties.

                  (a) Retention. Effective as of the Closing Date, the Company shall employ the Employee as its President and Chief Executive Officer, and the Employee hereby accepts such employment upon the terms and subject to the conditions of this Agreement.

                  (b) Initial Term. The initial term of employment of the Employee by the Company shall be for the period commencing on the Closing Date, and ending on the date six (6) months following the Closing Date (the "Initial Term"), unless this Agreement is sooner terminated pursuant to Section 7 or
Section 9 hereof.

                  (c) Second Six Month Term. The term of Employee's employment will be automatically extended for an additional six (6) month period commencing on the day following the end of the Initial Term (the "Second Six Month Term"), unless either party to this Agreement elects to terminate this Agreement by providing written notice of such election to the other party


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
not less than sixty (60) days prior to the expiration of the Initial Term. The Initial Term and the Second Six Month Term may be referred to collectively as "Stage 1."

                  (d) Stage 2. Upon the expiration of Stage 1, the term of the Employee's employment will be automatically extended for an additional three-month period, which additional three-month period will be automatically extended for additional three-month periods (collectively, "Stage 2"), unless and until (i) the Company elects to terminate Stage 2 by providing written notice of such election to the Employee not less than forty-five (45) days prior to the expiration of the then-current three month period or (ii) this Agreement is terminated by either party in accordance with Section 7 or Section 9 of this Agreement.

                  (e) Stage 3. Upon the termination of Stage 2 (the "Expiration Date"), the term of Employee's employment will be automatically extended for an additional one-year period ("Stage 3"), unless this Agreement is terminated by either party in accordance with Section 7 or Section 9 of this Agreement. During Stage 3, Employee shall receive compensation as provided in Section 4(c) of this Agreement.

                  (f) Stage 4. Upon the expiration of Stage 3, the term of Employee's employment will be automatically extended until February 6, 2007, unless this Agreement is terminated by either party in accordance with Section 7 or Section 9 of this Agreement. During Stage 4, Employee shall receive compensation as provided in Section 4(d) of this Agreement. Upon the expiration of Stage 4, this Agreement shall be terminated and Employee shall resign as an officer of the Company and the Company shall accept such resignation. Notwithstanding anything to the contrary in this Agreement, during Stage 4, Employee shall provide services to the Company on an as-needed basis, and will not be required to provide full-time services to the Company. Stages 1, 2, 3 and 4 may be referred to collectively as the "Term."

                  (g) Duties. During the Term, the Employee shall report only to the Company's Board of Directors. During the Term, the Employee shall devote such amount of his business time, care, attention, and best efforts to the Company's dissolution and liquidation as is reasonably necessary, as determined by the Company's Board of Directors, with the Employee abstaining from such determination if he is then a member of the Board. Until the termination of Stage 3, the Employee shall work for the Company on a full-time basis. Thereafter, Employee's work for the Company need not be on a full-time basis.

         4. Compensation.

                  (a) Base. Until the Expiration Date, the Company shall pay to the Employee an annualized base salary of $242,937.50 (the "Base Compensation"), payable in equal installments, but no less often than semi-monthly. If this Agreement is terminated for any reason prior to the Expiration Date, the Company shall pay to the Employee his Base Compensation earned to the date of termination.

                  (b) Year-end Bonus. In addition to the Base Compensation, upon completion of Stage 1, the Employee was paid $242,937.50 (the "Year-end Bonus"). The Employee acknowledges that he received the Year-end Bonus.



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
                  (c) Stage 3 Salary. During Stage 3, the Employee shall be paid $7,500 per month. If this Agreement is terminated for any reason during Stage 3, the Company shall pay to the Employee his Stage 3 Salary earned to the date of termination. In addition, if this Agreement is terminated by the Company without Cause or by the Employee with Good Reason during Stage 3, the Company shall pay to the Employee the full amount of the salary that would have been paid to the Employee during Stage 3.

                  (d) Stage 4 Salary. During Stage 4, the Employee shall be paid $6,500 per month. If this Agreement is terminated for any reason during Stage 4, the Company shall pay to the Employee his Stage 4 Salary earned to the date of termination.

         5. Other Benefits.

                  (a) Insurance Benefits. Until the Expiration Date, the Company shall continue to make available to the Employee any benefits of a type, nature, and amount comparable to those benefits which have been heretofore provided to the Employee up to this time by the Company (including, without limitation, any disability, medical, and life insurance benefits).

                  (b) Expenses. During the Term, the Company shall reimburse the Employee for all reasonable and customary ordinary course business expenses which the Employee shall incur in connection with the Employee's services to the Company pursuant to this Agreement, subject to Employee's providing adequate written support for such expenses at the reasonable request of the Company. Any business expenses in excess of $10,000 shall require the prior written approval of the Board.

         6. Payment of Taxes. During the Term, all payments of any kind made to Employee under this Agreement shall be subject to withholding under applicable federal and state law including, but not limited to, federal and state income taxes, FICA, and other similar taxes.

         7. Death or Disability of Employee.

                  (a) Effect. This Agreement shall automatically terminate upon the Employee's death or disability (as defined below). If Employee's death or disability occurs during the Initial Term, the Company shall pay to the Employee's estate or to Employee the full amount of the Stay Put Bonus. If Employee's death or disability shall occur during the Second Six Month Term, the Company shall pay to the Employee's estate or to Employee his salary and Year-end Bonus, but prorated through the date of the Employee's death or disability. Except as otherwise specified herein, the Employee's estate and/or the Employee will not be entitled to any other benefits or compensation arising out of the Employee's death or disability.

                  (b) Determination of Disability. For purposes of this Agreement, the Employee shall be considered disabled if, due to illness or injury, either physical or mental, he is unable to perform his customary duties and responsibilities as required by this Agreement for more than two (2) months in the aggregate out of any period of four (4) consecutive months.


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
The determination that the Employee is disabled shall be made by the Board of Directors of the Company (with the Employee abstaining from the decision if he is then a member of such Board), based upon an examination and certification by a physician based in Las Vegas, Nevada selected by the Board of Directors subject to the Employee's approval, which approval shall not be unreasonably withheld. The Employee agrees to submit timely to any required medical or other examination, provided that such examination shall be conducted in Las Vegas and that if the examining physician is other than the Employee's personal physician, the Employee shall have the right to have such personal physician present at such examination.

         8. Indemnification And Insurance.

                  (a) Obligation. Upon receipt of an Indemnification Request (as defined below), the Company shall indemnify and hold harmless, and in any action, suit, or proceeding, defend the Employee against all expenses, costs, liabilities, and losses (including attorney's fees, judgments, and fines and amounts paid or to be paid in any settlement) (collectively "Indemnified Amounts") reasonably incurred or suffered by the Employee arising out of the course and scope of the Employee's service as an officer or director of the Company or any affiliate (collectively, a "Covered Event") to the full extent permitted by the Bylaws of the Company as in effect on the date of this Agreement, or, if greater, as permitted by the Colorado Business Corporation Act (the "CBCA"), provided that the indemnity afforded by the Company's Bylaws shall never be greater than permitted by the CBCA. Upon the Company's receipt of an undertaking in the form of Exhibit A, executed by the Employee, the Company shall advance on behalf of Employee all Indemnified Amounts as they are incurred. To the extent a change in the CBCA (whether by statute or judicial decision) permits greater indemnification than is now afforded by the Bylaws and a corresponding amendment shall not be made in said Bylaws, it is the intent of the parties hereto that the Employee shall enjoy the greater benefits so afforded by such change. For purposes of this Section 8, an "Indemnification Request" shall mean a written request delivered to the Company in which the Employee states, under oath, that the Employee (i) acted in good faith and in a manner the Employee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the Employee's conduct was unlawful, or (ii) in any Covered Event other than an action by or in the right of the Company, the Employee was wholly successful, on the merits or otherwise, in defense of the Covered Event.

                  (b) Determination. Any claims for indemnification asserted by the Employee pursuant to Section 8(a) above shall be reviewed by independent legal counsel selected by a quorum of the Board of Directors that does not include the Employee, which counsel will determine whether such claim is proper in a written opinion furnished to the Board of Directors, the Company, and the Employee. In the event it is determined by such counsel that Employee is not entitled to indemnification pursuant to this Section 8(b) (and if contested by Employee, such determination is confirmed by the final non-appealable order of a court of competent jurisdiction), or if a court of competent jurisdiction determines in a final non-appealable order that Employee is not entitled to indemnification, pursuant to the undertaking executed by the Employee, the Employee shall promptly reimburse the Company for any/all advances of Indemnified Amounts made by the Company on Employee's behalf.

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
                  (c) Other Rights. The contract rights conferred by this
Section 8 shall not be exclusive of any other right which the Employee may have or hereafter acquire under any statute, provision of the Articles of Incorporation or Bylaws, agreement, vote of disinterested directors or otherwise. This Section 8 shall not be deemed to affect any rights to subrogation which may exist in any policy of directors and officers liability insurance.

                  (d) Notice of Claims. The Employee shall promptly advise the Company in writing of the institution of any action, suit, or proceeding which is or may be subject to this Section 8, provided that Employee's failure to so advise the Company shall not affect the indemnification provided for herein, except to the extent such failure has a material and adverse effect on the Company's ability to defend such action, suit, or proceeding.

                  (e) Indemnification Insurance. The Employee shall be covered by insurance, to the same extent as other senior executives and directors of the Company are covered by insurance, with respect to (a) directors and officers liability (if and to the extent such is applicable), (b) errors and omissions, and (c) general liability insurance. The Company shall maintain as necessary reasonable and customary insurance of the type specified in parts (b) and (c) in the preceding sentence. The Employee shall be a named insured or additional insured, without right of subrogation against him, under any policies of insurance carried by the Company. The Company will, in good faith, make efforts to (x) maintain insurance coverage of the type specified in part (a) above at commercially reasonable rates, and (y) make the Employee an express third party beneficiary of any coverage carried by the Company of any type specified in this section 8(e), but the failure to obtain such coverage or third party beneficiary status shall not constitute a breach of the Company's obligations hereunder.

         9. Termination.

                  (a) By the Company for "Cause." The Company may terminate this Agreement for "Cause" at any time. For purposes of this Agreement, the term "Cause," when used in connection with termination of the Agreement by the Company under this Section 9(a), shall be limited to (i) the willful engaging by the Employee in gross misconduct which is materially injurious to the Company,
(ii) conviction of the Employee of a felony involving any financial impropriety or which would materially interfere with the Employee's ability to perform his services required under this Agreement or otherwise be materially injurious to the Company, or (iii) the willful refusal of the Employee to perform in a material respect any of his material obligations under this Agreement without proper justification after being notified with specificity by the Board of Directors in writing of the particular respects in which the Board of Directors asserts that Employee has not performed such material obligations.

                  (b) By the Employee for "Good Reason." The Employee may terminate this Agreement for "Good Reason" at any time. For purposes of this Agreement, the term "Good Reason," when used in connection with the termination of the Agreement by the Employee under this Section 9(b), shall be limited to the failure of the Company to perform in a material respect any of its material obligations under this Agreement without proper justification.



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
                  (c) Termination Without "Cause" or "Good Reason." Either the Company or the Employee shall have the right to terminate this Agreement without "Cause" or "Good Reason" and in its or his discretion, upon written notice to be given to the other party not less than sixty (60) days prior to the effective date of such termination. In such event, all amounts due and owing under this Agreement shall be payable in accordance with their terms as set forth elsewhere in this Agreement.

                  (d) Effect of Termination. If this Agreement is terminated for any reason prior to the end of the Term, neither party shall have any further obligation under this Agreement except with respect to those provisions of this Agreement which, by their terms, require performance by the parties subsequent to termination of this Agreement.

         10.      Confidentiality.

                  (a) Except as may be in furtherance of the Employee's performance of his functions as the Company's chief executive officer or otherwise with the consent of the Board of Directors, the Employee shall not, throughout the Term or thereafter, disclose to any third party, or use or authorize any third party to use, any material information relating to the material interests of the Company which Employee knows to be confidential and valuable to the Company (the "Confidential Information"). The Confidential Information is and will remain the sole and exclusive property of the Company, and, during the Term, the Confidential Information, when entrusted to the Employee's custody, shall be deemed to remain at all times in the Company's sole possession and control. Notwithstanding the foregoing, the Employee may, after prior written notice to the Company (to the extent such notice is possible under the circumstances) disclose such Confidential Information pursuant to subpoena or other legal process, and promptly, thereafter shall advise the Company in writing as to the Confidential Information which was disclosed and the circumstances of such disclosure.

                  (b) Return of Documents. Upon termination of this Agreement for any reason whatsoever, or whenever requested by the Board of Directors of the Company, the Employee shall return or cause to be returned to the Company all of the Confidential Information or any other property of the Company in the Employee's possession or custody or at his disposal, which he has obtained or been furnished, without retaining any copies thereof.

         11. Interpretation. Employee and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Colorado, other than such laws, rules and regulations that would require the application of the law of a state other than Colorado, including all matters of construction, validity, performance, and enforcement.



         12. Successors and Assigns.


                  (a) Successors of the Company. The obligations under this Agreement shall be binding upon the Company and its successors or assigns.



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
                  (b) Heirs of Employee. This Agreement shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devises, and legatees.

         13. Notices. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

                  if to the Company:

                  Chadmoore Wireless Group, Inc.
                  2458 East Russell Road - Suite B
                  The Pueblo Building
                  Las Vegas, Nevada  89120
                  Fax:  702-740-5643

                  With a copy to:

                  Holland & Hart LLP
                  Attn:  Christina Groll, Esq.
                  555 Seventeenth Street, Suite 3200
                  Denver, CO  80202
                  Fax:  303-295-8261

and if to the Employee, at the address specified at the end of this Agreement. Notice may also be given at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         14. Effectiveness/Validity. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

         15. Modification. This Agreement represents the entire agreement of the parties with respect to the subject matter thereof and supersedes all prior negotiations, agreements and understandings, whether written or oral. This Agreement may only be modified or amended by a supplemental written agreement signed by the Employee and the Company.

         16. Further Action. The Company and the Employee each agree to execute and deliver such further documents and to take such further actions as may be reasonably necessary in order to give effect to the intentions expressed in this Agreement.

         17. Counterparts. This Agreement may be executed in two counterparts, by facsimile signature or otherwise, each of which shall be an original, and both of which together shall constitute one and the same instrument.


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
  IN WITNESS WHEREOF, the parties have executed this Agreement on April ___, 2003 to be effective as of the Effective Date.

                                CHADMOORE WIRELESS GROUP, INC.


                                By:
                                    ------------------------------------------
                                         Rick Rhodes, Chief Regulatory Officer

                                EMPLOYEE:  ROBERT W. MOORE


                                    ------------------------------------------
                                         Employee's Signature

Address for Notice to Employee:

c/o Chadmoore Wireless Group, Inc.
2458 East Russell Road - Suite B
The Pueblo Building
Las Vegas, Nevada  89120
Fax:  702-740-5643




































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
                                    EXHIBIT A

                            STATEMENT OF UNDERTAKING

STATE OF _______________                )
                                        )
COUNTY OF _____________                 )


         I, __________________________________, being first duly sworn, depose and say as follows:

         1. This Statement of Undertaking is submitted pursuant to the Amended and Restated Stay Put Bonus and Employment Agreement dated as of February 6, 2003, by and between Chadmoore Wireless Group, Inc., a Colorado corporation ("Company"), and me.

         2. I am requesting the advancement of certain actual expenses that I have reasonably incurred in defending a civil or criminal action, suit or proceeding by reason of the fact that I am or was a director and/or officer of the Company.

         3. I hereby undertake to repay this advancement of expenses if it is ultimately determined that I am not entitled to be indemnified by the Company.

         4. I am requesting the advancement of expenses in connection with the following action, suit or proceeding:

         I have executed this Statement of Undertaking on ___________________.


                                                                  Signature


                                                                  Print Name

Subscribed and sworn to before me on _________________________.


                                         _______________________________________
                                         Notary Public in and for said state and
                                         county
My commission expires: ___________________
















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